EXHIBIT 10.117

                         SECOND RESTRUCTURING AGREEMENT

         Second Restructuring Agreement (this "Agreement") dated as of July 11, 2001 by and between Netgateway, Inc., a Delaware corporation ("Netgateway") and King William, LLC, a Cayman Islands Limited Liability Company ("King William").

         WHEREAS, the parties entered into (i) a Securities Purchase Agreement (the "Purchase Agreement") dated July 31, 2000 pursuant to which Netgateway issued to King William its 8% Convertible Debenture Due July 31, 2003 with an original principal amount of up to $4.5 million and an actual principal amount of $2.5 million (the "Debenture") and (ii) a Registration Rights Agreement dated July 31, 2000 (the "Registration Rights Agreement") between Netgateway and King William;

         WHEREAS, Netgateway issued Common Stock Purchase Warrants (collectively, the "Warrants") (i) dated as of July 31, 2000 to acquire a total of 231,000 shares of the common stock, par value $.001 per share of Netgateway and (ii) dated as of January 25, 2001 to acquire a total of 269,000 shares of the Common stock par value $.001 of Netgateway;

         WHEREAS, the parties have entered into a Restructuring and Amendment Agreement (the "Restructuring Agreement") dated January 25, 2001. Terms used herein with initial capital letters and not defined herein shall have the meaning assigned to them in the Restructuring Agreement;

         WHEREAS, Netgateway defaulted on certain of its obligations set forth in the Restructuring Agreement and King William agrees to waive those defaults as set forth herein;

         WHEREAS, the parties entered into that certain Waiver Agreement (the "Waiver Agreement") dated as of May 9, 2001; and

         WHEREAS, Netgateway wishes to pay, and King William has agreed to accept, in full satisfaction of all amounts payable under the Debenture, a cash payment of $100,000, shares of Common Stock representing 9.99% of the Common Stock of Netgateway at the time of conversion and a $400,000 promissory note of Netgateway in the form attached hereto as Exhibit A (the "Note").

         NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows.

1.       Conversion.
         ----------

         (a) The current principal balance of the Debenture is $2,522,789.90 and as of July 11, 2001 the amount of accrued interest (all accrued interest on the Debenture through Closing, "Accrued Interest") thereon was $93,094.61.

         (b) Section 4.E of the Debenture and Section 1.i of the Purchase Agreement are amended to replace all instances of the number 4.99% therein with the number 9.99%.

         (c) As of the date of this Agreement Netgateway hereby represents that a total of 22,542,990 shares of common stock, par value $.001 per share of Netgateway (the "Common Stock") are issued and outstanding and the only additional shares presently anticipated by Netgateway to be outstanding on the date of the closing (the "Closing") of the transactions contemplated by this
Section 1 are (i) up to 8,306,000 shares of Common Stock issuable upon conversion of the approximately $2,100,000 of 8% convertible debentures issued by Netgateway during 2001, (ii) 2,000,000 or more shares of Common Stock to be issued to certain members and former members of the senior management of Netgateway and certain trade creditors of Netgateway in full satisfaction of the approximately $600,000 or more owed to such persons and (iii) 3,000,000 or more shares of Common Stock potentially to be issued in connection with a private placement of such Common Stock currently in progress.

         (d) The term "Final Conversion Shares" shall mean such number of shares of Common Stock as will result in King William having beneficial ownership, immediately following such conversion, of 9.99% (calculated in accordance with Section 4.E of the Debenture) of the Common Stock of Netgateway, provided, however, that such number shall not be less than 4,100,000 shares of common stock.

         (e) Netgateway agrees to pay, and King William agrees to accept, in full and final satisfaction of the Debenture (i) a cash payment of $100,000 (the "Cash Payment"), (ii) a $400,000 promissory note of Netgateway in the form attached hereto as Exhibit A (the "Note") and (iii) the Final Conversion Shares. No Accrued Interest shall be payable in connection with the payments referred to in clause (i) and (ii) above. No payments of principal or interest required to be made prior to or after the date of this Agreement under the terms of the Debenture, the Restructuring Agreement or the Waiver Agreement shall be made by Netgateway prior to the Closing or the termination of this Agreement. King William agrees to waive any late delivery penalties accrued in connection therewith.

         (f) King William's obligation to complete the transactions contemplated by this Section 1 are conditioned upon (i) receipt of the Cash Payment, the Note, the Final Conversion Shares and the CFO's Certificate (as defined herein) at the Closing, (ii) King William having beneficial ownership, at the time of the Closing after receipt of the Final Conversion Shares, of at least 4,100,000 shares of Common Stock and (iii) King William having beneficial ownership, immediately following receipt of the Final Conversion Shares, of 9.99% (calculated in accordance with Section 4.E of the Debenture) of the Common Stock. If the condition set out in the foregoing clause (ii) above is not satisfied then King William may, in its sole discretion, elect to complete the Closing, and, after receipt of the Final Conversion Shares, have beneficial ownership of less than 4,100,000 shares of Common Stock. Notwithstanding the foregoing, if the number of Final Conversion Shares exceeds the number of shares of Common Stock that King William would receive if it converted the entire amount due under the Debenture (including accrued interest but reduced by the amount of the Cash Payment and the Note) into Common Stock at a conversion price of $.30 per share then King William agrees to decline and forever waive receipt of such additional shares. To the extent conversion of the principal amount of the Debenture is insufficient to satisfy the share delivery requirement under clause (ii) or (iii) above accrued interest on the Debenture shall be converted to satisfy such requirement.

         (g) The Closing shall take place on or before August 10, 2001 on a date specified by Netgateway with four business days prior written notice to King William except that if the condition set out in either Section 1(f)(i) or
Section 1(f)(ii) has not been satisfied then Netgateway may elect to delay the closing to a date not later than September 10, 2001. If the Closing has not occurred by the close of business on September 10, 2001 then this Agreement shall automatically terminate. If this Agreement is terminated this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either party hereto, except that Sections 5 and 7 hereof and the first sentence of Section 8 hereof shall survive such termination and except that no such termination shall relieve any party for any breach of this Agreement existing at the time of such termination.

         (h) At the Closing Netgateway shall deliver to King William (i) the certificate (the "CFO's Certificate")of the Chief Financial Officer of Netgateway setting out the number of shares of Netgateway which were outstanding immediately prior to the Final Conversion, (ii) the Cash Payment, (iii) the Note, and (iv) a certificate representing the Final Conversion Shares. At the Closing King William shall deliver to Netgateway (i) a notice of conversion specifying that the entire balance of principal and interest on the Debenture (reduced by the amount of the Cash Payment and the Note) is being converted into Common Stock and specifying that delivery and receipt of all shares of Common Stock in excess of the number of Final Conversion Shares is irrevocable and forever declined and waived for all purposes and that King William declines to retain any portion of the principal amount of or accrued interest on the Debenture, (ii) the original Debenture marked "Cancelled--Paid in Full" and
(iii) a receipt.

         (i) From and after the completion of the Closing the Debenture shall be deemed to be fully paid and satisfied for all purposes and Netgateway shall be deemed to have fully performed and satisfied all of its obligations under the Debenture.

         (j) Netgateway represents and warrants that, assuming the conversion of the Debenture in accordance with the terms of the Debenture as modified by this Agreement, the holding period of the Debenture may be tacked to the holding period of the Common Stock acquired by King William upon conversion of the principal amount of the Debenture.

         (k) Section 4(g) of the Purchase Agreement is amended and restated in its entirety to read as follows: The Company covenants and agrees that it will not, without the prior written consent of the Buyer, enter into any subsequent sale of Common Stock or securities convertible into Common Stock with any third party until March 31, 2002 other than (A) Common Stock issued as "restricted stock" as defined in Rule 144, (B) a secondary public offering of Common Stock,
(C) an offering of securities convertible into Common Stock either (I) in the case of a fixed (subject to standard institutional anti-dilution protections) conversion price with a conversion price at the time of issuance of the convertible security at or above market provided that the conversion price is $.30 or more, (II) in the case of conversion price determined by reference to the trading price of Common Stock at the time of conversion so long as the conversion price is at or above Market Price at the time of conversion provided that the conversion price is $.30 or more or (III) with a conversion price (subject to standard institutional anti-dilution protections) greater than or equal to $1.00, (D) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests or strategic relationships, (E) the grant or exercise of employee stock options and other employment and consulting compensation, (F) the conversion of securities or the exercise of warrants provided that the Common Stock issued in connection therewith shall be "restricted stock" as defined in Rule 144, (G) any issuance of Common Stock in any future transaction with Buyer. Netgateway agrees that until March 15, 2001 it will not file a registration statement with regard to any of the Common Stock referred to in A, C and F above and that it will not file a new registration statement with respect to any of the Common Stock referred to in E until April 30, 2002.

2. Future Convertibility. King William represents and warrants as of the date hereof that there are not outstanding conversion notices with respect to the Debenture and King William agrees that it will not issue any further conversion notices pursuant to the Debenture as amended and supplemented to date.

3. Registration Rights. The Registration Rights Agreement is hereby amended as set forth herein. The "Required Filing Date" shall be August 31, 2001 and the "Required Effective Date" shall be December 1, 2001. The last sentence of
Section 2(b)(vi) is amended to delete the word "not" and insert at the end the words "which payment together with the grant of Additional Warrants under the Second Restructuring Agreement and the Investor's rights under Section 2(b)(iv) hereof, shall be the exclusive remedy and right of the Investor". The "Registerable Securities" shall include the shares issuable upon the exercise of both the Additional Warrants (as defined herein), and the warrants issued pursuant to the Restructuring Agreement. Sections 2(b)(i) shall be deleted in its entirety and references to "Late Filing Penalties" in Sections 2(b)(ii) and
(iii) of the Registration Rights Agreement shall be deleted. Sections 2(b)(ii) and (iii) shall be further amended to reduce the monthly penalty, for failure to cause the Registration to be declared effective by the Required Effective Date, to an amount equal to (A) one percent (1%) multiplied by (B) the Purchase Price of the Debenture, less the aggregate conversion price of shares of Common Stock acquired upon conversion of the Debenture which have been sold by King William prior to the date of accrual of such penalty. Section 2(b)(iv) of the Registration Rights Agreement is hereby amended to replace the phrase "within 60 days of the Closing Date" with the phrase "by October 15, 2001", to replace the phrase "within 180 days of the Closing Date" with the phrase "by March 15, 2002" and to replace the phrase "to redeem the Debentures ... of the Debenture" with the phrase "to repay in full in three business days the $400,000 note made by the Company and payable to the Inventor". Section 5(b) of the Registration Rights Agreement is deleted in its entirety. The applicable Sections of the Debenture, the Purchase Agreement and the Registration Rights Agreement are hereby amended to change the address for notices to Netgateway to the address set out on the cover of its most recently filed of the following, its annual report on Form 10-K, quarterly report on Form 10-Q and current report on Form 8-K as its executive offices with a copy to:

         Parsons Behle & Latimer
         201 South Main Street, Suite 1800
         Salt Lake City, UT  84124
         Attention:  George M. Flint, III
         Telephone:  (801) 532-1234
         Facsimile:  (801) 536-6111

If the Registration Statement is not filed by the Required Filing Date, Netgateway shall within three (3) business days thereafter, deliver to King William an Additional Warrant. If the Registration Statement has not been declared effective by November 15, 2001 (which is a date independent of and prior to the Required Effective Date), Netgateway shall within three (3) business days thereafter, deliver to King William a second Additional Warrant. The term "Additional Warrant" as used herein in each instance shall mean a warrant to purchase 240,000 (which number shall be adjusted in the same manner as the Conversion Price under Section 10 of the Debenture) shares of Common Stock of Netgateway in substantially the form of the warrant attached to the Purchase Agreement except that (i) such warrant shall contain a condition to and prohibition on exercise to the extent that following such exercise King William would be the beneficial owner of more than 9.99% (calculated in accordance with Section 4.E of the Debenture) of the Common Stock, (ii) the shares issuable upon exercise of the Additional Warrant issuable if the registration statement contemplated by this Section 3 is not filed prior to August 31, 2001 must be included in that registration statement and (iii) the shares issuable upon exercise of the Additional Warrant issuable if the registration statement contemplated by this Section 3 is not effective prior to November 15, 2001 must be added to that registration statement in the next pre effective amendment thereto (if any) and if not so included shall have the benefit of piggyback registration rights in accordance with the last two sentences of this paragraph. Such Additional Warrant or Additional Warrants shall have a term of three years from the date of issuance and an exercise price equal to 115% of the Current Market Price (on the Required Filing Date and/or November 15, 2001 as applicable). The term "Market Price" as used in the definition of Current Market Price in the Debenture shall mean the closing bid price. No Additional Warrants shall be issued and Section 2(b)(iv) of the Debenture shall not be applicable to the extent any delay in the filing or effectiveness of the Registration Statement occurs because of the act of, or a failure to act or to act timely by King William or its counsel if Netgateway timely forwards to counsel any required documents. If the first Additional Warrant is issued prior to the Closing then (i) such Additional Warrant shall contain a term prohibiting its exercise until November 15, 2001 and (ii) for greater clarity the shares issuable upon exercise of such Additional Warrant shall not be added to the number of shares beneficially owned by King William when calculating the number of Final Conversion Shares. The piggy-back registration rights shall provide that if Netgateway files a registration statement pursuant to the Securities Act of 1933 to register the sale of Common Stock (or securities resulting from a change of Common Stock into the same or a different number of shares of another class or classes of stock or securities of Netgateway or another entity or shares of stock of any entity Netgateway is merged into), Netgateway shall include in such registration statement the Common Stock issuable upon exercise of the Additional Warrant. This provision shall not apply to a registration covering the distribution of the Common Stock on Form S-4 or Form S-8 or any successor form, and, in the case of an underwritten offering, King William's shares will be included in such registration statement only if King William becomes a party to the underwriting arrangements with respect thereto.

4.       Volume Limitations.
         ------------------

         (a) King William agrees that it will not sell any of the Common Stock of Netgateway beneficially owned by it or sell any part of or interest in the Debenture or any of the warrants to acquire Common Stock held by it prior to the Closing or termination of this Agreement. On the condition that King William has not demanded repayment of the Note due to a default thereunder by Netgateway and that Netgateway is not in breach of its obligations under Section 2(a) of the Registration Rights Agreement as modified by this Agreement, King William agrees that upon the effectiveness of the Registration Statement that it will limit its aggregate daily sales of Common Stock to the greater of (i) 15% of the higher of the previous day's trading volume or the current day's trading volume, or (ii) an amount which results in aggregate gross proceeds from the sale of shares equal to $20,000, or (iii) 20,000 shares. On the condition that Netgateway is not in default of its obligation to file the Registration Statement on or before the Required Filing Date, King William hereby agrees it will not sell any Common Stock pursuant to Rule 144 prior to September 15, 2001. For the purposes of this
Section 4 the term "sales" and "sell" shall include any offer, sale, short sale of, loan, grant of any option for the purchase of, pledge, hypothecation, or other disposition of, directly or indirectly, any shares of Netgateway common stock.

         (b) King William agrees that, notwithstanding Section 2(a) of the Registration Rights Agreement the shares of Common Stock listed below may be included in the Registration Statement in addition to the shares of Common Stock of King William. King William's consent is conditioned upon, each such person whose shares are actually included in such registration statement referred to in paragraphs (i) and (ii) below being, at the time of filing of the Registration Statement, subject to limitations on the sale of such shares pursuant to the Registration Statement which limit each such person to either (i) sales of 5% of the shares of Common Stock held by such person per month on a cumulative basis or (ii) sales of 25% of the shares of Common Stock held by such person per quarter on a cumulative basis. Netgateway agrees that it will not release such persons from, or amend such limitations, without the prior written consent of King William.

              (i) Common stock of Netgateway to be issued upon conversion of the approximately $2.1 million principal amount of 8% Convertible Notes issued by Netgateway.

              (ii) Up to 6,500,000 shares of Common Stock of Netgateway issued and to be issued by Netgateway in a private placement (the "Private Placement") currently in progress and up to 630,000 shares of Common Stock of Netgateway to be issued upon the exercise of warrants issued in connection with such private placement.

              (iii) Up to 210,000 shares of Common Stock issued or to be issued in connection with the exchange of such Common Stock for shares of stock of a subsidiary of Netgateway issued in connection with acquisition of Spartan Multimedia by Netgateway during 1998.

              (iv) Up to 200,000 additional shares of Common Stock.

5. Waiver of Defaults. King William waives its right to make conversions (other than the conversion provided for herein) based upon Netgateway's failure to make the payments due on June 10, 2001 and July 10, 2001 and the payment required to be made on August 10, 2001 under the terms of the Restructuring Agreement and to declare a default as a result of such non-payment and each of such payments shall instead be made on September 11, 2001 unless the Closing shall have occurred in which case no such payments shall be required to be made on such date in accordance with Section 1 hereof. In addition, King William hereby agrees that failure to make said payment referred to in the previous sentence shall not result in the reinstatement of late filing penalties pursuant to
Section 5 of the Restructuring Agreement. The foregoing waiver by King William shall not be deemed to be a waiver of any future defaults or any rights exercisable in connection therewith.

6. Affirmation of Agreement. Except as expressly set forth in this Agreement, the Debenture, the Purchase Agreement, the Registration Rights Agreement, the Restructuring Agreement and the Waiver Agreement remain unchanged and in full force and effect, and are ratified and affirmed in their entirety.

7. Release. Netgateway for itself and on behalf of all direct and indirect partners, officers, directors, employees, affiliates (both persons and entities), agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns and nominees hereby releases King William and all of its direct and indirect partners, officers, directors, employees, affiliates (both persons and entities), agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers (the "Released Parties") from any and all claims it may have against the Released Parties arising out of the conduct of the Released Parties through the date of this Agreement with respect to the Purchase Agreement, the Equity Agreement, the Restructuring Agreement and the Waiver Agreement and the transactions completed pursuant thereto. Netgateway acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

              "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Netgateway hereby waives any and all rights and benefits that it now has or in the future may have under Section 1542 of the Civil Code (and under the comparable provisions of any other applicable law) and agrees and acknowledges that this Agreement contains a full and final release applying to unknown and unanticipated claims, injuries or damages arising out of the subject matter hereof, as well as to those now known or disclosed. Netgateway represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions or causes of action herein released.

8. Miscellaneous. Netgateway agrees to reimburse King William for legal fees and costs incurred by it in connection with this transaction in the amount of $20,000, such amount to be paid to King William at the Closing and if the Closing shall not have occurred then on or before September 11, 2001. King William represents and warrants that it holds all right, title and interest in and to the entire principal amount of the Debenture and all of the Warrants. This Agreement shall be binding on all future holders of the Debenture and of the Warrants and King William agrees to take appropriate action to such effect.

9. Choice of Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of Netgateway or King William shall be brought and maintained exclusively in the state or Federal courts of the State of California, sitting in the City of Los Angeles. Netgateway and King William hereby expressly and irrevocably submit to the jurisdiction of the state and federal Courts of the State of California for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. Netgateway and King William further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of California. Netgateway and King William hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that Netgateway or King William has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, Netgateway and King William each hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the related agreements entered into in connection herewith.

10. Specific Performance. The parties agree that if any party should fail to comply with its obligations hereunder that the aggrieved party would be irreparably damaged and therefore the aggrieved party shall be entitled to equitable relief, including specific performance, to enforce such obligations and if any action should be brought in equity to enforce any of such provisions that none of the parties hereto shall raise the defense that there is an adequate remedy at law.

11. Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other agreements and understandings.

12. Signatures. A facsimile transmission of this signed Agreement shall be liable and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

13. Interpretation. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

14. Enforceability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

15. Amendment. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Netgateway, Inc.                             King William, L.L.C.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title: